Auri Footwear Goes Public

Chapel Hill, North Carolina, February 22, 2011 -- Wellstone Filter Sciences, Inc. (OTCBB symbol WFSN.OB) announced today that it has entered into an agreement to acquire Auri Design Group, LLC, which designs and sells Auri Footwear for men and women. The agreement is expected to close in the next few days, subject to the prior satisfaction of customary closing conditions and will result in Auri becoming a wholly-owned subsidiary of a public company. Wellstone plans on changing its name  to "Auri, Inc."following the close of the transaction.

Founded in 2007 and headquartered in Laguna Beach, California, Auri Footwear was named by Forbes magazine as one of “America's Most Promising Companies.”

Auri’s product lines range from sport and casual, to dress and fashion footwear.  Hand burnished leathers and hand stitched details present the brands attention to detail.

“Our entire team is excited about the new opportunities that will be created by being traded on the OTC Market. It will help fuel our marketing and growth objectives in the short and long term”,  stated Ori Rosenbaum, CEO.

About Auri Footwear

Auri Footwear designs and markets fashionable footwear for men and women crafted with Italian and full grain leathers, hand-stitched details and hand burnished finishes. Auri's footwear collections incorporate a seamless fusion of next level technologies including active suspension systems, compression control and anti-fatigue, removable foot beds, Outlast® temperature regulating linings, and other proprietary materials.

Auri can be found at better fashion and footwear retailers and specialty department stores throughout the U.S.  For additional information please visit www.aurifootwear.com.

For more information contact:

Richard Day

919-370-4408

Note: Except for the historical information contained herein, this new release contains forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or timelines to differ materially are risks associated with research and clinical development, regulatory approvals, supply capabilities and reliance on third-party manufacturers, product commercialization, competition, litigation, and the other risk factors listed from time to time in reports filed by Wellstone with the Securities and Exchange Commission. The forward-looking statements contained in this news release represent judgments of the management of Wellstone as of the date of this release. Wellstone and its managers and agents undertake no obligation to publicly update any forward- looking statements.